EXHIBIT 99.1 NEWS RELEASE INVESTOR RELATIONS CONTACT: Gordon Parnell - CFO . . . (480) 792-7374

MICROCHIP TECHNOLOGY ANNOUNCES RECORD SALES AND
NET INCOME FOR FISCAL YEAR 2007

•	For the quarter ending March 31, 2007:

▪	Net sales of $258.2 million, up 2.9% sequentially and up 4.5% over the year ago quarter

▪	On a GAAP basis:

-	Gross margins of 59.9%; Operating profit of 33%; Net income of $127.7 million and 49.5%; EPS of 57 cents per diluted share

▪	On a non-GAAP basis (prior to share-based compensation and the tax benefit related to a tax settlement):

-	Record gross margins of 60.5%; Operating profit of 36.0%; Net income of $81.3 million and 31.5%; EPS of 37 cents per diluted share

•	For Fiscal Year 2007:

▪	Record net sales of $1,039.7 million, up 12.0% from fiscal year 2006

▪	On a GAAP basis:

-	Record Net income of $357 million and EPS of $1.62 per diluted share

▪	On a non-GAAP basis (prior to share-based compensation and the tax benefit related to a tax settlement):

-	Record Net income of $325.6 million and EPS of $1.48 per diluted share

•
Net cash generated of $100.7 million during the March quarter, before dividend payment of $57.4 million. Record net cash generated of $470.1 million during fiscal 2007, before dividend payments of $207.9 million

•
Increased dividends by 5.7% to a record 28.0 cents per share; represents an increase of 30.2% from dividend level one year ago. Dividend payment on an annual basis would represent approximately $240 million

•	Record development system shipments of 24,847 and 83,937 for the March quarter and fiscal 2007, respectively

CHANDLER, Arizona - April 26, 2007 - (NASDAQ: MCHP) - Microchip Technology Incorporated, a leading provider of microcontroller and analog semiconductors, today reported results for the three months ended March 31, 2007 and for the fiscal year ended March 31, 2007. Net sales for the fourth quarter of fiscal 2007 were

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Microchip Technology Incorporated 2355 West Chandler Blvd. Chandler, AZ 85224-6199 Main Office 480•792•7200 FAX 480•899•9210

$258.2 million, up 2.9% sequentially from sales of $251 million in the immediately preceding quarter, and up 4.5% from sales of $247.2 million in the prior year’s fourth quarter. The Company adopted SFAS No. 123 (revised 2004) “Share-Based Payment” at the beginning of fiscal year 2007. As such, the Company has included additional non-GAAP information in its disclosures to assist shareholders with appropriate comparative information. GAAP net income for the fourth quarter of fiscal 2007 was a record $127.7 million, or 57 cents per diluted share, up 75.3% from GAAP net income of $72.8 million, or 33 cents per diluted share, in the immediately preceding quarter, and up 69.0% from GAAP net income of $75.6 million, or 35 cents per diluted share in the prior year’s fourth quarter. Non-GAAP net income for the fourth quarter of fiscal 2007 was $81.3 million, or 37 cents per diluted share, up 3.3% from non-GAAP net income of $78.7 million, or 36 cents per diluted share, in the immediately preceding quarter, and up 7.6% from GAAP net income of $75.6 million, or 35 cents per share, in the prior year’s fourth quarter. Non-GAAP results exclude a tax benefit in the fourth quarter of fiscal 2007 related to a tax settlement with the Internal Revenue Service and the effect of share-based compensation expense. A reconciliation of non-GAAP and GAAP results is included in this press release.

Net sales for the fiscal year ended March 31, 2007 were $1,039.7 million, an increase of 12% from net sales of $927.9 million in the prior fiscal year. On a GAAP basis, net income for the fiscal year ended March 31, 2007 was $357 million, or $1.62 per diluted share, an increase of 47% from net income of $242.4 million, or $1.13 per diluted share in the prior year.

On a non-GAAP basis, net income for the fiscal year ended March 31, 2007 was $325.6 million or $1.48 per diluted share, an increase of 19.3% from net income of $273 million, or $1.27 per diluted share in the prior year. Non-GAAP diluted earnings per share for fiscal year 2006 excludes a tax charge related to repatriation of foreign earnings under the American Jobs Creation Act of 2004, and for fiscal 2007 excludes a tax benefit related to a tax settlement with the Internal Revenue Service and the effect of share-based compensation expense. A reconciliation of non-GAAP and GAAP results is included in this press release.

Microchip also announced today that its Board of Directors has declared a quarterly cash dividend on its common stock of 28 cents per share. The quarterly dividend is payable on May 24, 2007 to stockholders of record on May 10, 2007. Microchip initiated quarterly cash dividend payments in the third quarter of fiscal 2003.

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“The results for the March quarter exceeded our guidance and demonstrated the continuing strength of our proprietary products. Net sales of our proprietary microcontroller products increased by 4% sequentially. Our Flash microcontroller product sales were even stronger, and grew 7% sequentially, reaching record levels. Additionally, our 16-bit microcontroller product sales were up 41% sequentially,” said Steve Sanghi, Microchip’s President and CEO. “Gross margins on a non-GAAP basis achieved new record levels for the Company, at 60.5%. Earnings per share on a non-GAAP basis also exceeded our guidance.”

Mr. Sanghi stated, “We are also very pleased to have exceeded a billion dollars in sales in fiscal 2007 for the first time. We also achieved record cash generation from the business of $470 million during fiscal 2007. Both measures are important results from the proprietary product positioning and the excellent profitability of our business.”

“We have now received confirmation from Dataquest’s published report that Microchip is, for the first time, the #1 supplier of 8-bit microcontrollers in dollars, based on the results of calendar year 2006. With continued momentum from new product introductions and record development system shipments, we look to further extend our leadership position in the embedded control markets in future years,” said Ganesh Moorthy, Executive Vice President.

Mr. Gordon Parnell, Microchip’s Chief Financial Officer said, “Inventory days on hand as of the March quarter end, prior to the effect of share-based compensation, were 105 days, a decrease of 3 days from inventory levels at December 31, 2006. Inventory in the distribution channel also declined to 1.8 months at March 31, from 1.9 months as of December 2006.”

Mr. Parnell added, “Included in the results of fiscal year 2007 is a tax benefit of $52.2 million related to the closure of tax events from previous years. Based on the results of these events and our forecast information for fiscal 2008, we are reducing our effective tax rate from 24% utilized in fiscal 2007, to 20% for fiscal 2008.”

Mr. Sanghi said, “We anticipate revenue growth of about 5% sequentially in the June quarter, with GAAP earnings per diluted share of 37 cents. EPS on a non-GAAP basis, excluding the effect of share-based compensation, is expected to be approximately 40 cents per diluted share.”

“As we are moving into a stronger period for Microchip in the June and September quarters, we are taking appropriate actions to ramp production levels in both our wafer fabrication and assembly and test facilities,” Mr. Sanghi concluded.

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Microchip’s Recent Highlights:

•
Microchip secured the number-one position in worldwide 8-bit microcontroller revenue, according to industry analyst firm Gartner Dataquest’s 2006 rankings. Achieving the number-one ranking in revenue solidifies Microchip’s position as the global market-share leader in 8-bit microcontrollers, having gained the number-one ranking for unit shipments back in 2002. Additionally, Microchip expects to ship its two billionth Flash microcontroller this quarter.

•
For engineers who need more performance, peripherals and memory, Microchip continued to expand its industry-leading 16-bit microcontroller portfolio with a new cost-effective entry point to the PIC24F line. The PIC24FJ64GA004 family offers more Flash and RAM memory in a 28-pin package than any other 16-bit microcontrollers, and adds a new pin-mapping feature for optimum design flexibility.

•
During the quarter, Microchip shipped 24,847 new development systems—a new Company record. This brisk pace enabled Microchip to pass the 500,000 mark, which demonstrates the continued strong acceptance of Microchip’s products. The total cumulative number of development systems shipped now stands at 515,953.

•
To further enable rapid development of embedded systems, Microchip achieved ZigBee™ Compliant Platform status for customers designing wireless-networking applications with the combination of its MRF24J40 IEEE 802.15.4 radio and PIC18 microcontrollers. For customers requiring advanced modeling and code-generation tools, a free plug-in was added to Microchip’s MPLAB® Integrated Development Environment for The MathWorks popular MATLAB®, Simulink® and Real-Time Workshop® programs.

•
Expansion continued on the 8-bit microcontroller front with the 12-member PIC18F87J11 family, which extends the high end of Microchip’s general-purpose 8-bit portfolio with more performance, peripherals and memory endurance.

•
Microchip was recently recognized by several top industry trade magazines and a prominent Arizona business publication for technology innovation and organizational leadership. Examples include: EDN named three Microchip products to their prestigious “Hot 100 Products of 2006”. In EE Times’ Ultimate Products 3.3, readers chose the PIC18F97J60 Ethernet MCU as tops in “Processors & Memory”. analogZONE awarded the

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MCP2030 Low-RF Demodulator “2006 Product of the Year” for Best Low-Frequency RF Control Device. In their annual survey, Embedded Systems Design’s readership ranked Microchip #1 in the category of “Who is your primary 8-bit microcontroller vendor?”.

•
Analog announcements included a new front-end device and reference design to address the electronic power metering market, which is experiencing strong growth in the developing regions of Eastern Europe and Asia. A family of battery charge-management controllers was added to address the need for small and cost-effective components in portable electronic applications, while offering the user-friendly capability to recharge via a USB port—eliminating the requirement for an external power adapter.

•
As part of its ongoing initiative to provide customers with the best online purchasing options and support, Microchip began selling development software via download at  www.microchipDIRECT.com, which eliminates customers’ shipping costs.

•
Continuing its record of good corporate citizenship, Microchip was ranked by the Arizona United Way as one of their Top 5 Leadership-Giving Campaigns for companies with 1,000 - 1,999 employees—out of 200 total Leadership-Giving Campaigns. (Leadership givers are those who contribute $1,000 or more, annually.)

First Quarter Fiscal 2008 Outlook:

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

•	Net sales for the quarter ending June 30, 2007 are currently anticipated to be up approximately 5% from the March 2007 quarter.

•
Gross margins for the quarter ending June 30, 2007 are anticipated to be approximately 60.1% on a GAAP basis, and approximately 60.75% on a non-GAAP basis, prior to the effect of share-based compensation. Generally, gross margins fluctuate over time, driven primarily by the mix of microcontrollers, analog products and memory products sold; variances in manufacturing yields; fixed cost absorption; wafer fab loading levels; pricing pressures in our non-proprietary product lines; and competitive and economic conditions.

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•
Operating expenses for the quarter ending June 30, 2007 are expected to be approximately 27.25% on a GAAP basis, and approximately 25.0% on a non-GAAP basis, prior to the effects of share-based compensation expense. Operating expenses fluctuate over time, primarily due to revenue and profit levels.

•	The tax rate for the quarter ending June 30, 2007 is anticipated to be approximately 20%.

•
Earnings per diluted share for the quarter ending June 30, 2007 are anticipated to be approximately 37 cents on a GAAP basis, and approximately 40 cents on a non-GAAP basis, excluding the effect of share-based compensation expense.

•
The level of inventories fluctuates over time, primarily due to sales volume and overall capacity utilization. Based on our sales guidance, on both a GAAP and non-GAAP basis, inventories at June 30, 2007 are anticipated to be down approximately 2 to 3 days compared with the balance at the end of March 2007.

•
Capital expenditures for the quarter ending June 30, 2007 are expected to be approximately $30 million, and capital expenditures for fiscal year 2008 are expected to total approximately $80 million. The level of capital expenditures varies from time to time as a result of actual and anticipated business conditions.

•
Based on cash projected to be generated from operations and current projected capital expenditure levels, we expect net cash generation during the June quarter of approximately $110 million before the dividend payment of approximately $61 million announced today. The amount of expected cash generation is before the effect of any stock buy-back activity.

•
Microchip announced on April 22, 2004 that its Board of Directors had authorized a stock buy-back of up to 2.5 million shares. At March 31, 2007, approximately 1.5 million shares remained available for purchase under this program. Microchip announced on October 25, 2006 that its Board of Directors had authorized a stock buy-back of up to 10 million shares. At March 31, 2007, all of this authorization remained available for purchase. Future purchases will depend upon market conditions, interest rates and corporate considerations.

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Use of Non-GAAP Financial Measures:

SFAS 123(R) requires us to estimate the cost of certain forms of share-based compensation, including employee stock options and awards under our employee stock purchase plan (ESPP Plan), and to record a commensurate expense in our income statement. Share-based compensation expense is a non-cash expense that varies in amount from period to period and is affected by market forces that are difficult to predict and are not within the control of management, such as the price of our common stock. Accordingly, management excludes this item from its internal operating forecasts and models.

We are showing non-GAAP gross margin, non-GAAP research and development expenses, non-GAAP selling, general and administration expenses, non-GAAP operating income, non-GAAP net income, and non-GAAP diluted earnings per share, all of which excludes share-based compensation expense, a tax charge in the third quarter of fiscal 2006 related to repatriation of foreign earnings under the American Jobs Creation Act of 2004 and a tax benefit in the fourth quarter of fiscal 2007 related to a tax settlement with the Internal Revenue Service, to permit additional analysis of our performance. Management believes these non-GAAP measures are useful to investors because they enhance the understanding of our historical financial performance and comparability between periods. Many of our investors have requested that we disclose this non-GAAP information because they believe it is useful in understanding our performance as it excludes non-cash and other special charges that many investors feel may obscure our true operating costs. Management uses these non-GAAP measures to manage and assess the profitability of its business and does not consider share-based compensation expense, which is a non-cash charge, in managing its operations. Specifically, we do not consider share-based compensation expense when developing and monitoring budgets and spending. The economic substance behind our decision to exclude share-based compensation relates to these charges being non-cash in nature. The exclusion of tax events in our non-GAAP disclosures are based on the non-recurring nature of these events. Our determination of the above non-GAAP measures might not be the same as similarly titled measures used by other companies, and it should not be construed as a substitute for gross margin; research and development expenses; selling, general and administrative expenses; operating income; net income and diluted earnings per share determined in accordance with GAAP. There are limitations associated with using non-GAAP measures, including that they exclude financial information that some may consider important in evaluating our performance. Management compensates for this by presenting information on both a GAAP and non-GAAP basis for investors and providing reconciliations of the GAAP and non-GAAP results.

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2007	2006	2007	2006
Net sales	$258,176	$247,172	$1,039,671	$927,893
Cost of sales	103,575	98,626	414,915	377,016
Gross profit	154,601	148,546	624,756	550,877

Operating expenses:
Research and development	28,547	24,517	113,698	94,926
Selling, general and administrative	40,765	34,577	163,247	129,587
	69,312	59,094	276,945	224,513

Operating income	85,289	89,452	347,811	326,364
Other income, net	14,063	9,980	53,279	32,821
Income before income taxes	99,352	99,432	401,090	359,185
Income taxes	(28,356)	23,864	44,061	116,816

Net income	$127,708	$75,568	$357,029	$242,369

Basic net income per share	$0.59	$0.36	$1.66	$1.15
Diluted net income per share	$0.57	$0.35	$1.62	$1.13

Basic shares used in calculation	216,702	211,781	215,498	210,104
Diluted shares used in calculation	222,472	217,111	220,848	215,024

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

ASSETS

	March 31, 2007	March 31, 2006
	(Unaudited)
Cash and short-term investments	$750,477	$764,764
Accounts receivable, net	124,559	139,361
Inventories	121,024	115,024
Other current assets	88,677	99,680
Total current assets	1,084,737	1,118,829

Property, plant & equipment, net	605,722	659,972
Long-term investments	527,910	520,360
Other assets	51,172	51,435

Total assets	$2,269,541	$2,350,596

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term debt	$0	$268,954
Accounts payable and other accrued liabilities	164,557	240,534
Deferred income on shipments to distributors	91,363	99,481
Total current liabilities	255,920	608,969

Other liabilities	926	801
Deferred tax liability	8,327	14,637

Stockholders' equity	2,004,368	1,726,189

Total liabilities and stockholders' equity	$2,269,541	$2,350,596

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)
(in thousands except per share amounts and percentages)

RECONCILIATION OF GROSS PROFIT TO NON-GAAP GROSS PROFIT
	Three Months Ended March 31,		Twelve Months Ended March 31,
	2007	2006	2007	2006
Gross profit, as reported	$154,601	$148,546	$624,756	$550,877
Share-based compensation expense	1,660	--	3,255	--
Non-GAAP gross profit	$156,261	$148,546	$628,011	$550,877
Non-GAAP gross profit percentage	60.5%	60.1%	60.4%	59.4%

RECONCILIATION OF RESEARCH AND DEVELOPMENT EXPENSES TO NON-GAAP
RESEARCH AND DEVELOPMENT EXPENSES
	Three Months Ended March 31,		Twelve Months Ended March 31,
	2007	2006	2007	2006
Research and development expenses, as reported	$28,547	$24,517	$113,698	$94,926
Share-based compensation expense	(2,379)	--	(9,623)	--
Non-GAAP research and development expenses	$26,168	$24,517	$104,075	$94,926
Non-GAAP research and development expenses as a percentage of revenue	10.1%	9.9%	10.0%	10.2%

RECONCILIATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO
NON-GAAP SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
	Three Months Ended March 31,		Twelve Months Ended March 31,
	2007	2006	2007	2006
Selling, general and administrative expenses, as reported	$40,765	$34,577	$163,247	$129,587
Share-based compensation expense	(3,627)	--	(14,501)	--
Non-GAAP selling, general and administrative expenses	$37,138	$34,577	$148,746	$129,587
Non-GAAP selling, general and administrative expenses as a percentage of revenue	14.4%	14.0%	14.3%	14.0%

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RECONCILIATION OF OPERATING INCOME TO NON-GAAP OPERATING INCOME
	Three Months Ended March 31,		Twelve Months Ended March 31,
	2007	2006	2007	2006
Operating income, as reported	$85,289	$89,452	$347,811	$326,364
Share-based compensation expense	7,666	--	27,379	--
Non-GAAP operating income	$92,955	$89,452	$375,190	$326,364
Non-GAAP operating income as a percentage of revenue	36.0%	36.2%	36.1%	35.2%

RECONCILIATION OF NET INCOME AND DILUTED EARNINGS PER SHARE TO NON-GAAP
NET INCOME AND NON-GAAP DILUTED EARNINGS PER SHARE
	Three Months Ended March 31,		Twelve Months Ended March 31,
	2007	2006	2007	2006
Net income, as reported	$127,708	$75,568	$357,029	$242,369
Adjustments to reconcile net income to non-GAAP net income:
Share-based compensation expense, net of tax	5,826	--	20,809	--
Special items, net of tax:
Tax benefit on settlement	(52,200)	--	(52,200)	--
Tax charge on repatriation	--	--	--	30,610
Non-GAAP net income	$81,334	$75,568	$325,638	$272,979
Non-GAAP net income as a percentage of revenue	31.5%	30.6%	31.3%	29.4%

Diluted earnings per share, as reported	$0.57	$0.35	$1.62	$1.13
Adjustment to reconcile diluted earnings per share to non-GAAP diluted earnings per share:
Share-based compensation, net of tax effect	0.03	--	0.09	--
Special items, net of tax:
Tax benefit on settlement	(0.23)	--	(0.23)	--
Time tax charge on repatriation	--	--	--	0.14
Non-GAAP diluted earnings per share	$0.37	$0.35	$1.48	$1.27

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Conference Call and Updates:

Microchip will host a conference call today April 26, 2007 at 6:00 p.m. (Eastern Time) to discuss this release. This call will be simulcast over the Internet at www.microchip.com. The webcast will be available for replay until May 3, 2007.

A telephonic replay of the conference call will be available at approximately 8:00 p.m. (Eastern Time) April 26, 2007 and will remain available until 5:00 p.m. (Eastern Time) on May 3, 2007. Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 7845591.

Cautionary Statement:

The statements in this release relating to the continuing strength of our proprietary products, continued momentum from new product introductions, further extending our leadership position in the embedded control markets in future years, reducing our effective tax rate to 20.0% for fiscal 2008, revenue growth of about 5% sequentially in the June quarter, GAAP EPS of 37 cents per diluted share and non-GAAP EPS of 40 cents per diluted share for the June quarter, the June and September quarters being stronger periods for Microchip, our ramp of production levels in both our wafer fabrication and assembly and test facilities, our expectation of shipping our two billionth Flash microcontroller this quarter, the industry’s continued acceptance of our PIC microcontrollers, conversion to Flash microcontrollers growing at a strong pace, the continued strong acceptance of our products, and the statements containing our GAAP and non-GAAP guidance (as applicable) for the quarter ending June 30, 2007 with respect to net sales, gross margins, operating expenses, tax rate, earnings per diluted share, days of inventory, capital expenditures for the quarter ending June 30, 2007 and for fiscal 2008, and net cash generation are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: changes in demand or market acceptance of our products and the products of our customers; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity; our ability to continue to secure sufficient assembly and testing capacity; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; changes or fluctuations in customer order patterns and seasonality; foreign currency effects on our business; costs and outcome of any current or future tax audit or any litigation involving intellectual property,

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customers or other issues; disruptions in our business or the businesses of our customers or suppliers due to natural disasters, terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

For a detailed discussion of these and other risk factors, please refer to Microchip's filings on Forms 10-K and 10-Q. You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip’s Web site (www.microchip.com) or the SEC's Web site (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this April 26, 2007 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Inc. is a leading provider of microcontroller and analog semiconductors, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide. Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality. For more information, visit the Microchip Web site at www.microchip.com.

The Microchip name and logo, PIC, dsPIC and MPLAB are registered trademarks of Microchip Technology Incorporated in the U.S.A. and in other countries. dsPICDEM and PICkit are trademarks of Microchip Technology Incorporated in the U.S.A. and in other countries. MATLAB, Simulink, and Real-Time Workshop are registered trademarks of The MathWorks, Inc. All other trademarks mentioned herein are property of their respective companies.